Exhibit 99.3

Amylin Pharmaceuticals, Inc.
Conference Call Held on October 19, 2010

PRESENTATION

Operator

Welcome to the Amylin Update. At this time, participants are in a listen-only mode until the question-and-answer session begins. (Operator Instructions.) This conference is being recorded, so if you have any objections, you may disconnect at this time.

And I would like to introduce your host, Michael York, Senior Director, Investor Relations.

Michael York - Amylin Pharmaceuticals, Inc. - Senior Director of IR

Thank you.

Operator

Mr. York, you may begin.

Michael York - Amylin Pharmaceuticals, Inc. - Senior Director of IR

Thank you and good evening, everyone, and welcome to Amylin Pharmaceuticals conference call to provide an update regarding the status of the Bydureon NDA. If you have not already seen it this afternoon on our website, we issued a press release regarding a complete response letter that was issued by the FDA late last evening.

Today’s discussion will contain forward-looking statements that involve risks and uncertainties. These risks and uncertainties are outlined in today’s press release and in our recent filings with the Securities and Exchange Commission.

On the call today will be Daniel Bradbury, President and Chief Executive Officer; Mark Foletta, Senior Vice President Finance and Chief Financial Officer; and Orville Kolterman, Senior Vice President and Chief Medical Officer. I will now turn the call over to Dan Bradbury.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thanks, Michael. And thank you, everyone, for joining us today. Earlier we announced that the US Food and Drug Administration issued a complete response letter for the new drug application for Bydureon for the treatment of patients with type 2 diabetes.

In the complete response letter the FDA requested a thorough QT, also known as a tQT, study designed to evaluate exposures of exenatide higher than typical therapeutic levels of Bydureon. This topic was not included in the complete response letter received from the FDA in March, 2010.

We have thoroughly assessed the EKG data from the Duration Program and believe that Bydureon demonstrated no increased risk of cardiovascular complications due to QTC prolongation, arrhythmias or conduction disorders. However, we believe that the recent attention drawn to the cardiovascular safely profiles of therapies for type 2 diabetes may have led to additional emphasis on the value of a positively controlled tQT study to augment the data we provided in the May 2009 NDA filing.

In addition, the FDA has now requested the results of the Duration-5 study to ensure appropriate labeling regarding the safety and effectiveness of the commercial formulation of Bydureon.

The action letter did not cite any concerns regarding our proprietary manufacturing processes previously referenced in the
FDA’s March letter. REMS and product labeling discussions will continue following submission of the requested additional data.

Subject to further discussions with the agency to gain agreement on the design of the Bydureon tQT study, our goal is to submit a reply to the complete response letter by the end of 2011. Based on the requirements for additional data, this will likely be considered a Class 2 submission, requiring a six-month review. In the meantime, we are looking forward to having the opportunity to engage in scientific discussion with subject matter experts within the agency.

While this is difficult, especially for the millions of patients with type 2 diabetes who don’t achieve adequate glycemic control with currently approved therapies, we remain confident that Bydureon is a transformational potential treatment for patients and we’ll continue to work diligently to bring it to the market.

At this time I’ll ask the operator to open the lines to your questions. Thank you.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions.) Jim Birchenough, your line is open.

Jim Birchenough - Barclays Capital - Analyst

Yes. Hi, guys. A few questions. Just first, when the FDA referenced Duration-5 for additional information on safety and efficacy, within that, was there any focus on hypersensitivity, pancreatitis, thyroid cancer risk?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Hi, Jim. No, there wasn’t. It was purely a request to have Duration-5 submitted to them.

Jim Birchenough - Barclays Capital - Analyst

And then, just on the thorough QT study, can you remind us what data we have for QT evaluation with exenatide in general? And were there any outliers or trends to suggest that, as you increase the dose above the therapeutic range, you could get an increase in QT risk? What’s the basis for the request here?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. Thanks, Jim. So, a couple of things. In terms of the data that we have to date, firstly, in preclinical and clinical trials, including a specific Byetta tQT study and seven years now of post-marketing experience, exenatide has not demonstrated any increase in cardiovascular complications due to tQT — sorry, QTC prolongation, or arrhythmias or conduction disorders.

Specifically, data that has been published to date is data that was published for Byetta. It was actually presented at the American Diabetes Association in 2009. And that data, that study actually showed that there was — it was actually a negative study, i.e., it did not show prolongation of QTC associated with exposure to Byetta.

The study was, of course, with Byetta and not with Bydureon and, therefore, what the agency is now asking us for is for additional data that would demonstrate exposure levels above what was actually studied in that study.

However, we also submitted to the FDA data from the Duration-1 study, which was part of the agreement with the agency to demonstrate no effect on QTC. In that study there were 148 patients who were dosed. Indeed, there were a number of patients in that study — sorry, it included actually 56 patients with mild renal impairment and 10 patients with moderate renal impairment, which would — those patients, of course, would have elevated levels of exenatide. And there was no demonstration in those patients of any clinically meaningful changes in QTC.

Jim Birchenough - Barclays Capital - Analyst

Okay. And Dan, to follow, is the potential for impaired renal function the basis for assessing super therapeutic levels and was that referenced in the complete response letter?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. We believe that that is the basis for the agency wanting to ask for a QTC study at elevated levels.

Jim Birchenough - Barclays Capital - Analyst

A final question and I’ll jump in the queue. Can you just address the adequacy of your cash reserves to get through not only the filing of this data late next year, but the regulatory review? And what kind of cushion do you have there? Thanks.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. Thanks, Jim. Yes. Well actually, I mean, I’ll make a couple of comments there. First and foremost, I think it’s important that we look at our track record here. I mean, certainly over the last couple of years we’ve been very careful from a fiscal discipline standpoint to manage our expenses to our revenues. And I can assure you that will absolutely continue to be the case here at Amylin.

As such, given our balance sheet at the moment, we believe that we have adequate resources to be able to manage through to the launch of Bydureon and launch Bydureon in the future, to ensure that we can generate future value for shareholders.

Jim Birchenough - Barclays Capital - Analyst

Thanks, Dan.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thank you, Jim.

Operator

Mark Schoenebaum, your line is open.

Mark Schoenebaum - ISI Group - Analyst

Hey, guys. Can you hear me?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. Hi, Mark.

Mark Schoenebaum - ISI Group - Analyst

Hey. Just one key question, at least the one that’s still in my inbox. Why — I know your guidance is that you’ll try to resubmit by the end of 2011, so I suppose that could mean anything. But why would it take 15 months to do the QT study and just submit Duration-5?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. That’s a great question, Mark. The agency specifically asked in the complete response letter that we received that we agree with them the protocol, the studying Bydureon at elevated levels — sorry, studying exenatide at elevated plasma levels prior to the initiation of a study. We’ve looked at a range of different potential study designs and we believe that looking at the most lengthy study that we could conceive that we would be able to complete that study and then submit it by the end of 2011.

There of course is — there are, of course, study designs that would potentially enable us to do it earlier than that, but I think at this point, without input from the FDA, it would be imprudent of us to project an earlier completion date.

And in particular, Mark — I mean certainly, it would be very straightforward for us to put the Duration-5 study in quickly. That study is already completed and we’ve reported that study and so that would not be a major burden. So, the rate-limiting step here is gaining agreement from the agency on the design of a tQT study and then completing that study and then writing the report and then submitting it.

Mark Schoenebaum - ISI Group - Analyst

And thank you for that. It was very helpful. Will the pen development now be on the same timeline as Bydureon? I mean, can we expect the pen to be ready for launch in 2012 with the Bydureon drug product now?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

That’s a terrific question. Having just received the complete response letter last night, we haven’t had the opportunity yet to consider all the ramifications of the complete response letter. But certainly, as you know, we have guided that it was out intention to have the pen available by late 2012 — sorry, 2011, beginning of 2012, right? Sorry, late 2012, beginning of 2011 — 2013, which potentially could make it on the same timeline that you’re talking about. But at this point, it’s too early for us to be able to come to any conclusion there.

Mark Schoenebaum - ISI Group - Analyst

And if you’ll tolerate one more question — could we ask one more?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Absolutely, please.

Mark Schoenebaum - ISI Group - Analyst

Okay. And actually, Omar from my team is going to have the question.

Omar Rifat - ISI Group - Analyst

Hey, Dan. So, just quickly wondering. The converts that are outstanding, there’s $200 million due next year and there’s another $575 million convert due in 2014. So, with the timing being pushed out, with cash burns around $200 million plus, how do you guys envision fulfilling the cash loan? There’s about $500 million of cash outstanding?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

What I’ll do is I’ll ask Mark Foletta if he’s able to answer that question.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

Yes. Thanks for the question, Mark and Omar. I think it’s important to remember what Dan said earlier, that we have continued to exercise financial discipline. We will continue to manage our expenses to our expected revenues. We will continue to do that. We do have some $270 million issue of debt that’s due in the next six months. We can amortize that. We have access to additional funds from Eli Lilly in terms of a line of credit of $165 million that’s at our disposal. And we’re confident that we can — and we’ll give more specifics later, but we’re confident that we can manage our business through this submission and ultimate approval of Bydureon.

Omar Rifat - ISI Group - Analyst

Okay. Thank you very much.

Mark Schoenebaum - ISI Group - Analyst

Thank you, guys.

Operator

Thomas Wei with Jefferies, your line is open.

Thomas Wei - Jefferies & Co. - Analyst

Thanks. I wanted to ask a follow-up just on the timeframe thing here. I’ve noticed you’ve been very careful about saying that they want a thorough QTC study looking at elevated levels of exenatide. Does that mean that one of the possibilities here for a short timeframe is to actually use Byetta and super therapeutic doses of Byetta itself, or would you actually have to run the study with Bydureon and get people to steady state concentration levels, i.e., a 12-week QT study? Is that kind of the range of what — is that what determines this range of different outcomes that you’re talking about?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. Hi, Thomas. I think, actually, you’re going down the right lines, that the agency specifically did ask for a study looking at elevated levels of exenatide. That actually does open the door to looking at a range of different study designs as opposed to specifically looking at gaining elevated levels through just using Bydureon.

But until we have discussion with the agency, I don’t want to narrow — I don’t want to narrow the conversation to a specific study design at this point. Because I do feel it’s important that we have the ability to look at a wide range of different study designs with the agency to get — to ensure that we meet their needs specifically. So, at this point I would just say the way that the letter was written, it clearly does give us the opportunity to look at study designs using different forms of exenatide, rather than just using Bydureon.

Thomas Wei - Jefferies & Co. - Analyst

And can you just — you had said that there was a subset of patients who had been looked at in Duration-1 and you had measured QT there. Can you just tell us what was the mean QT prolongation in that population?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes, sure. I mean, I — what I can say to you is that actually there was no clinical meaningful changes in the Duration-1 study in the entire population. And specifically, there was no meaningful changes also in those patients with any form of renal impairment.

Thomas Wei - Jefferies & Co. - Analyst

So, less than 5 milliseconds, no outliers that were greater than 5 milliseconds—.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Just to say there was no positive correlation between the plasma exenatide concentrations and change in QTC intervals over a very wide range of exenatide concentrations in that population.

Thomas Wei - Jefferies & Co. - Analyst

And can you remind me, I haven’t had a chance to look at the FDA ICH guidance on thorough QT studies. For a typical not long-acting drug, a short-acting drug that washes out of the body relatively quickly, are these — can you remind me, are these single dose studies that people typically run or that the guidance requires, or is it an extended dosing period?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

You’re absolutely correct, actually. They are generally single dose studies. In fact, the study that we did for Byetta was using a 10 microgram dose of Byetta as a single dose in healthy volunteers.

Thomas Wei - Jefferies & Co. - Analyst

And then, I’m sorry, one last question, just on the duration side part of things. The way that you worded in the press release, and I’m assuming reflected in the complete response letter, it sounds like what they want out of Duration-5 is basically confirmation of that question that question that we were all dealing with a couple years ago, that the commercial formulation of Bydureon is the same as the clinical scale material that you used in Duration-1. Is that your understanding of the request for Duration-5?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

I think — the agency, during the review period, became aware that we had completed Duration-5 and, as such, the request for Duration-5 we believe just takes off the table any potential concern. And it obviates the need for them to rely solely on the comparability data that we provided previously.

I would point out that in the first complete response letter that we received from the agency, there was no request for any additional data with regards to comparability. But given that the study is completed, the Duration-5 study is now completed, I believe the agency really is looking at that just to obviate the need to rely on that comparability data.

Thomas Wei - Jefferies & Co. - Analyst

Thank you.

Operator

Robyn Karnauskas, your line is open.

Robyn Karnauskas - Deutsche Bank - Analyst

Great. Thanks for taking my questions. So, I guess a couple questions then. First of all, so have you spoken with the FDA since receiving the letter yesterday? And second, in the discussions that you had with the FDA leading up to the response, was there any clue as to what really was the real red flag since your last submission for — requesting the additional QT data?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Hi, Robyn. To answer your first question, no we haven’t received the — sorry, we haven’t had any further conversation with the FDA since receipt of the complete response letter that we got late last night.

With regards to — I think you used the phrase “red flag” to the agency or what led to the agency’s requirement. I would just be clear that it was only on receipt of the complete response letter that we were truly aware that this was an approvability issue for the agency. The agency did request the tQT study that was done for Byetta during the timing of the review. This study was completed back in 2009. So, they certainly were reviewing it. However, we were not aware that this was an approvability issue until we received the complete response letter last night.

Robyn Karnauskas - Deutsche Bank - Analyst

Great. And then I guess just a couple follow-ups. So, first of all, is there any preclinical data that shows that there’s a QT prolongation, say in monkeys or whatever, with Bydureon or Byetta? Have you ever seen an issue? And then, second, can you just walk me through in a little more depth the design of your case for a tQT study that would take until the end of 2011?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Right. So, regarding preclinical studies, firstly, we’ve done a very extensive nonclinical assessment of the effects of exenatide on the cardiovascular systems of mice, rats and monkeys in two-year rodent and nine-month monkey studies, with no effects on QTC intervals in the animals. Also, we’ve done in vitro studies that show exenatide has had no effect on the [hard] mediated potassium current and iron channel that’s responsible for effectively regulating the heart’s electrical activity. That’s a key study that people do as an in vitro study when trying to assess QTC prolongation potential.

Regarding the — I’m trying to remember. The second part of your question was relating to?

Robyn Karnauskas - Deutsche Bank - Analyst

The design of the — just more color—.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Right, yes. How—.

Robyn Karnauskas - Deutsche Bank - Analyst

On the design of the (inaudible)—.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

That’s a hard task. Yes. I mean, again, this — it really comes down to how we achieve elevated plasma concentrations of exenatide in a study. And certainly, there are study designs that we could come up with using Bydureon that would take — and depending on the end that’s required in those studies, could take a significant amount of time to achieve. And so, I think it’s just prudent for us at this point to project a longer timeframe than potentially would be the fastest that we could get.

I mean, the critical thing I would go to at this point is the fact that it is fundamentally important and the agency specifically asked for that we agree the protocol with them prior to the initiation of the study. And so, without that agreement at this time, I think we have to be prudently cautious in projecting any timeline that will be achieved.

Robyn Karnauskas - Deutsche Bank - Analyst

Right. But as far as the timeline that you’re providing, late 2011, so you’re saying that this could be a very conservative timeline. Can you just give us more color on how many patients that would be for that type of study.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. Just to say that, first and foremost, I’d just go back to the fact that we have to agree the protocol with the agency, and that could take time as well. And so, we tried to estimate conservatively what that might take and then add onto that what it would take to run the study. So again, without going into specifics, I think it’s just really important for everybody to understand that we want to work with the agency. We’d like to be as — to move forward as expediently as possible, but the reality is that we don’t get to control all elements of this timeline. And so, as such, therefore it is important for us to be conservative in our estimation.

Robyn Karnauskas - Deutsche Bank - Analyst

Okay. Thanks.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thanks, Robyn.

Operator

Yaron Werber with Citi, your line is open.

Yaron Werber - Citigroup - Analyst

Okay, great. Thanks for taking my questions. Dan, I have a few questions. One, you are — you have been testing out a new formulation of Byetta, which is going to be once monthly. Can you help us understand a little bit maybe how that formulation is different than Bydureon and how this might impact the development of that formulation?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. Thanks, Yaron. Yes—.

Yaron Werber - Citigroup - Analyst

And Dan, if you don’t mind, I have a few follow-ups, too. Sorry about that.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes, sure. Yes, sure. No problem.

So, certainly we have been developing a suspension formulation of Bydureon. That formulation is one whereby there is no need for reconstitution prior to administration. That’s the key difference. So, it’s the microspheres, the microspheres that are in Bydureon are already suspended in formulation. That enables an easier administration by the patient.

That suspension formulation is currently part of a Phase 2 study looking at monthly delivery. We did demonstrate last year a proof of concept study showing that that suspension could be effectively given as a weekly formulation. We expect to have the results of the Phase 2 study investigating the monthly formulation in the first half of next year.

Yaron Werber - Citigroup - Analyst

So, this is—.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

In terms of what the impact of today’s complete response letter is on that program, I would just say to you that we remain very committed to that program going forward as we believe that we’re confident that Bydureon will be approved in the future once we complete the FDA’s requirements.

Yaron Werber - Citigroup - Analyst

But these microspheres are also an Alkermes formulation?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

They are, yes. They are.

Yaron Werber - Citigroup - Analyst

Okay.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, the key difference in the formulation is in the diluents they choose. The diluent is such that it enables the microspheres to be in suspension without the leakage of the exenatide from the microspheres before administration.

Yaron Werber - Citigroup - Analyst

And then I have a couple of questions for Mark. So, just so we understand, the — if we look at the market, we just reported the quarter. And again, volume, as we all know, is down for Byetta. Help us understand. Can you break even without Bydureon? And what kind of cost cutting would you potentially need to do?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, Yaron, maybe I could just take that question and then I’ll ask Mark to augment my response. So, having received the information just late last night from the FDA, we haven’t completed all final projections of things going forward and we certainly haven’t been providing any — haven’t provided guidance at this point. We did issue a simultaneous press release today giving the sales — sorry, the revenue from our product sales for Byetta and for Symlin. We are looking at the impact of the complete response letter on our income statement and how that might change varying — if there’s any accounting implications for the FDA’s complete response letter.

What I would say, in answer to your question with regards to can we break even from a cash flow standpoint, certainly we’ve been running pretty close to breakeven from a cash flow standpoint while we’ve been preparing for the launch of Bydureon. And indeed, we’ve continued to look at ways of increasing the efficiency of the Company as we’ve been moving forward towards that launch.

So, that all having been said, although Byetta revenue has decreased over the last quarter, one of the things that are we pleased to see is that, over the last couple of months, indeed, when one looks at the weeklies, we’ve seen the decline in Byetta revenue sort of slow; and indeed, it’s been pretty flat for the last few weeks. And additionally, Symlin has continued to be pretty consistent as well quarter to quarter. So, where we stand, we have a very clear view of what we need to achieve from an expense standpoint in order to look at cash flow neutral from operations. And I can assure you that we will be working towards that.

I don’t know, Mark, if you want to add any additional—.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

You covered it well.

Yaron Werber - Citigroup - Analyst

And then, can I just ask also, Mark, have you — just help us understand. Have you been actually building inventory for Bydureon over the last two or three months?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

So, we talked at the last call, Yaron, that we were commencing inventory build. Obviously, we will reassess that based upon today’s news and we’ll have to address how those activities are accounted for and we’ll announce that later.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

I would point out, by the way, that the inventory build has not only been for the launch in the United States, but of course there is an application ongoing for Bydureon in Europe at this time. We expect that that will be completed next year. And so, any inventory that we have also for Bydureon that was built for the US could also be potentially be used for Europe. Additional, of course, we have ongoing clinical studies that we will be utilizing inventory for as well.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

And I want to emphasize the inventory we have, we’ll certainly assess the — both the — how to account for it appropriately, but also the ultimate recoverability of that. As Dan said, there are opportunities O-US and certainly we have a time schedule for the US that we’ve laid out where the product potentially could be used. And certainly some of the components at least.

Yaron Werber - Citigroup - Analyst

Well, I’m sorry. I’m just going to ask one more question. I’m really sorry. The — and then just — fine, because I know we’re going to get that question a lot. But are you confident that this is still a line extension? Because you’re now going to be filing Duration-1 and Duration-5. And I guess that my question to you is why not then file also Duration-2, 3 and 4?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. So, a great question. Firstly, in terms of being confident that it’s a line extension, the answer to that is absolutely we’re confident of that. Indeed, Duration-5, as you know, is a mirror of Duration-1, except the only difference being the material that was used in Duration-5 was commercial scale material whereas in Duration-1 it was development scale material, and we did a comparability extension to the protocol.

The key thing I would say with regard to whether or not to file the additional studies, that will definitely be part of our discussions internally and with our partners about whether or not we would look to do that from a regulatory standpoint going forward and whether that would delay any future assessment by the agency.

What we reported in the press release was the specific request from the FDA for Duration-5 to be submitted. They did not ask specifically for Duration-2, 3 and 4, which they also are aware have been completed.

Yaron Werber - Citigroup - Analyst

Okay, great. Thank you.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thank you, Yaron.

Operator

And Catherine Arnold with Credit Suisse, your line is open.

Catherine Arnold - Credit Suisse - Analyst

Thanks very much. Good evening, everyone.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Hi, Catherine. Good evening.

Catherine Arnold - Credit Suisse - Analyst

Hi. I wanted to ask you a couple things. First, just I want to ask on cash flow. I know that it’s been asked a variety of different ways in terms of the impact and you guys are working through the numbers. But when do you think is a reasonable period of time that you’ll get back to us and talk about guidance and talk about cash flow since obviously the quarter call’s cancelled tomorrow?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

Yes, Catherine, Mark Foletta. I’ll take that. We did put in today’s second release that we’d expect within the next few weeks to have our earnings released and certainly provide some guidance there. And clearly, as we work through scenarios and set on a plan for 2011, as we enter next year, we’ll provide even more guidance. So, we’re going to be working on the scenarios and our goal and commitment is to manage our cash as prudently as we can, as we have been doing, as you know, through 2009 and 2010, and preserve that cash to — as much as we can while we execute our business plan.

Catherine Arnold - Credit Suisse - Analyst

So, do you think within two weeks is a reasonable timeframe? I mean, I’m not — I’m just trying to figure out what we’re talking about, days or weeks, as far as a little bit more guidance on—.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

So, let me at least frame it this way. We have a responsibility to file the Form 10-Q by 40 days after the end of the quarter, so certainly by that time we will — you’ll be hearing from us. And we’ll have our earnings out before then. And then the question will be how much guidance we’re prepared to give at that time. And it’ll depend on how we — how far we get here in the coming weeks as we continue to work through the scenarios. But you will certainly see a release in a Form 10-Q from us within a few weeks.

Catherine Arnold - Credit Suisse - Analyst

Okay. And then if I could switch gears to go back to the fundamental issue here, this requiring for the tQT study. If I understood you before, I mean what you’ve said kind of in different ways is that the concern over the incidents of renal impairment and what that might mean for the new formulation of Bydureon, the commercial form of Bydureon, and is there a chance that the drug, being in the renal impaired setting, would create a situation where there would be QT prolongation that potentially would be threatening? That’s sort of what seems like it’s going on here. Is that a fair characterization?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, I think what we know is that we have completed a tQT study with Byetta. That covered certain concentrations up to certain levels of exenatide. As exenatide is a renally-cleared product, with Bydureon you will get elevated levels of exenatide in patients with renal impairment. The agency’s request, we believe, is driven by the fact that they are requiring now as a result of their deliberations. And I think — I mean, I would project also that, in the current environment with regard to the need for complete understanding with regard to cardiovascular safety before approval of a new product, that they’re now requiring a specific tQT study for Bydureon because they don’t have data, or they don’t have a specific tQT study, I should say, where patients with elevated levels of exenatide have been studied.

Catherine Arnold - Credit Suisse - Analyst

But I guess what I want to understand is, I mean, obviously you’ve been going down the path in discussions with them. And I think there was a label adjustment on renal impairment around the monotherapy indication to Byetta. Is that correct?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

That is correct, yes.

Catherine Arnold - Credit Suisse - Analyst

So, at no point in time there was any kind of discussion that they wanted more data, not less, on this issue with Bydureon and this was a complete surprise in the letter that you received?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, Catherine, maybe just take you through some of the chronology here. In 2006 we proactively addressed a plan to assess QTC prolongation during the Bydureon end of Phase 2 meeting with the FDA and then, also, at the pre-NDA meeting with the FDA. The FDA responded to our plan to assess this as part of the Duration-1 study. And we did submit, as I mentioned earlier in the call, QTC data from the Duration-1 study and that was assessed by the agency as being adequate at that time. And as in standard, by the way. But they did say it would be a review issue.

Now, we submitted that data as part of the NDA in May, 2009. The agency has come back at this time and said that they now require a tQT study. We — there are multiple potential reasons for them to think to do that. All I would say is that it is clear that they are requiring to have a control study as opposed to a QT assessment in a pivotal study as part of being clear that there is no effect on prolongation of QT at elevated levels of exenatide.

Catherine Arnold - Credit Suisse - Analyst

Just — it’s just — obviously, you can imagine the frustration, I’m sure you share, which is it seems like a week ago there wasn’t a need for a tQT study and now there is. A week ago the Duration-1 submission was enough and now it’s not. Is that kind of how you feel?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Well certainly, as I mentioned earlier, the first time indication that this was a provability issue for us with receipt of the complete response letter. We had been in discussion with the agency in explaining the data with them, the tQT data, but it was not clear that this was an approvability issue until we received the complete response letter. And indeed, as late as last week we were aware that the agency was still completing its review on this.

So, while I — as — I can’t tell you how disappointed I am. And as a shareholder of Amylin myself and as a — I would just say that, for all shareholders, it’s disappointing. And particularly disappointing, I think, for people with Type 2 diabetes who’ve been waiting for this medicine as well.

Catherine Arnold - Credit Suisse - Analyst

Okay. Well, thanks very much.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thank you, Catherine.

Operator

Ian Somaiya with Piper Jaffray, your line is open.

Ian Somaiya - Piper Jaffray - Analyst

Thanks. I guess a lot of questions have been asked. I just had a few more. Dan, what doses of Byetta have been tested — or exenatide have been tested in terms of — with just the QT studies? And any thought today what level of dosing the FDA would want you to test going forward? And I just had a couple of follow-up questions.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Right. So, in specifically the tQT study that was done with — that’s what they call a thorough QT study — that was done with Byetta was using a single 10 microgram dose.

With respect to the agency’s requirements in terms of the study that we would do in the future, it’s not really — they haven’t asked specifically regarding a dose. What they’ve asked for is PK concentration, which would be consistent — elevated PK concentrations that would be consistent with those patients with renal impairment. So, that needs to be agreed with the agency about how we would get to those elevated levels of exenatide. And so, that’s part of the discussion that we need to have with them to agree on a protocol for a study going forward.

Ian Somaiya - Piper Jaffray - Analyst

Okay. And you mentioned Duration-5. I mean, I guess some have questioned the other Duration studies. I wanted to throw in potentially adding a Duration-6. Is that something you would consider now? And would the inclusion of trials that the FDA has not requested, would that change how they would treat the resubmission? Would it be again — would it just remain a Class II or would it be something more than that?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, I think that that’s one of those things that we need to agree with the agency and assess. Clearly, Duration-6 is due to report out in the first half of next year. And given the timeline that we’ve estimated to date for the submission, it will have been completed by the time that we would be planning to submit a response to the complete response we received last night.

Ian Somaiya - Piper Jaffray - Analyst

Okay. And just one last question for Mark. Can you just remind us of the terms of the converter?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

I’m sorry, Ian, what—?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Ian was asking what are the terms of the convert.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance & CFO

Okay. Well, we have a $200 million convert that is due in April of next year that converts in the low 30s. And then, of course, we have a $575 million convert that’s due in the middle part of 2014 that converts much higher. So, I think the relevant one, obviously, that you’re referring to is addressing the near-term convert and we talked earlier that we’re certainly prepared to do that.

Ian Somaiya - Piper Jaffray - Analyst

Okay. Thank you.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thank you, Ian.

Operator

Josh Schwimmer with Leerink Swann, your line is open.

Josh Schwimmer - Leerink Swann & Co. - Analyst

Hey, thanks for taking a couple of extra questions. First, just wanted to clarify the once-a-month formulation study. Is that a Phase 2 or a Phase 3 that’s going to read out in the first half of 2011?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

That’s a Phase 2 study.

Josh Schwimmer - Leerink Swann & Co. - Analyst

Okay. And then was the thorough QT study required for Byetta or is this Bydureon a unique request? Can we expect other GLP-1s to have a similar requirement?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, that’s a great question. The tQT study wasn’t required through the initial approval in the United States of Byetta. It was requested by another agency for us to complete and we did that for them. It is now, I believe, a requirement. This is part of the evolution of the increase in focus on cardiovascular safety for all medicines, particularly those in diabetes. It is now a requirement for all medicines in diabetes to have a tQT study, as far as I’m aware.

Josh Schwimmer - Leerink Swann & Co. - Analyst

And then, given the longer half life of Bydureon, when in the course of therapy is the QT required, the QT measurement required? Is it at a peak after a steady state’s reached or can you accelerate that by loading a patient? Or is this not even a Bydureon QT study, it’s just an elevated exenatide study? Maybe you can give me a little bit of clarity.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

So, in the Duration-1 study, the QT assessments were done at a steady state plasma concentration of Bydureon. And of course at baseline as well to provide comparison. The specific request from the agency was with regards to doing a tQT study with elevated plasma concentrations of exenatide. And I think, as I explained earlier in the call, that may or may not require a study that involves using Bydureon. You could potentially use other forms of exenatide. However, that has to be agreed with the agency before we could proceed with any protocol.

Hello, Josh?

Operator

That ends today’s conference — or that ends today’s question and answer session, excuse me. And I’d like to turn the call back over to Mr. Dan Bradbury.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President & CEO

Thank you. In closing, I’d like to reiterate that I, along with the Amylin Leadership Team, remain committed to creating value for our shareholders, our employees and, most importantly, the millions of diabetes patients we are focused on serving. And I’d like to say thank you to everybody who was on the call this evening, for many of course on the East Coast for being up so late and we appreciate your engagement. Thank you.

Operator

That concludes today’s conference. You may disconnect your lines. Thank you for participating.